Exhibit (d)(28)

SUB-ADVISORY AGREEMENT

This SUB-ADVISORY AGREEMENT is made this 1st day of April, 2013, by and between Financial Investors Trust (the “Trust”), on behalf of its series, Redmont Resolute Fund I/II (“Client”), Highland Associates, Inc. (“Adviser”), and Turner Investments, L.P., a Pennsylvania limited partnership (“Turner”).

1. Appointment of Manager. Client and Adviser hereby appoint Turner to manage certain assets in accordance with the terms of this Agreement. Turner hereby accepts such appointment. Client has appointed a custodian or prime broker to take and have possession of the assets to be managed by Turner hereunder (the “Account”). Client shall promptly notify custodian/prime broker of the appointment of Turner as investment manager of the Account. Turner shall not act as custodian for, or have possession of any assets of, the Account. Turner shall provide such reports regarding the Account as are agreed upon by the parties from time to time.

2. Investment of Assets. Subject to the supervision and direction of the Board of Trustees of the Client and Highland Associates, Turner shall have sole discretion to invest the assets in the Account without prior consultation with Client, provided, however, Turner shall manage the Account in accordance with any objectives, guidelines or limitations set forth in the then-current prospectus and statement of additional information for the Client. Assets are defined by Client and/or custodian/prime broker at inception of the Account, as well as any additions or withdrawals as notified in writing by Client and/or custodian/prime broker. Turner will keep the Trust and the Adviser informed of developments materially affecting the Account, and will, on its own initiative, furnish the Trust from time to time with whatever information Turner believes is appropriate for this purpose, and make available, upon reasonable advance request, its officers and employees for discussions relating to the Account with the Trust and/or the Adviser .

3. Brokerage. Turner shall have authority to select brokers, dealers and other firms to purchase and sell assets of the Account and may combine orders for the Account with orders for other accounts under management. When orders are placed, Turner shall issue suitable instructions to the custodian/prime broker with respect to delivery and payment.

Brokers shall be selected with a view to obtaining best price and execution of transactions for the Account, provided that Turner will not be deemed to have acted unlawfully, or to have breached a fiduciary duty hereunder or under state or federal law, solely by reason of its having caused the Account to pay a member of an exchange, a broker, or dealer a commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker, or dealer would have charged for effecting that transaction, if Turner determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage or research services provided to Turner by such member, broker or dealer, viewed in terms of either that particular transaction or Turner’s overall responsibilities with respect to the accounts as to which Turner exercises investment discretion.

4. Records. Turner will maintain and preserve all accounts, books and records with respect to the Account as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”), and the Investment Advisers Act of 1940 (the “Advisers

Act”) and the rules thereunder and shall file with the Securities and Exchange Commission all forms pursuant to Sections 13F and 13G of the Securities Exchange Act of 1934, with respect to its duties as are set forth herein. The records relating to the services provided under this Agreement shall be the property of the Client.

5. Fees. As compensation for its services under this Agreement, Adviser shall pay Turner a fee after the end of each calendar quarter based upon the total market value of the Account as hereinafter set forth. The fee shall be paid at the rate set forth on Schedule “A” attached hereto and made a part hereof.

The market value of the Account shall be determined as of the last day when the New York Stock Exchange is open for business of each calendar quarter during the term of this Agreement and as of the date of termination of this Agreement. The rate of fee set forth on Schedule “A” shall be applied to such market value, prorated on a daily basis over the portion of the calendar quarter that this Agreement was in effect. If, during any calendar quarter after the date hereof, Client allocates additional assets to, or withdraws a portion of the assets from, the Account then the fee for such quarter with respect to the additional assets, or in the case of a withdrawal, the total market value of the withdrawn assets as of the date of withdrawal, shall be prorated based on the number of days during such quarter that such assets were part of the Account, unless the parties shall agree otherwise in writing.

Turner shall calculate the market value of the Account at the times required herein in accordance with its normal practices and procedures and shall provide Adviser with a report setting forth the value upon which each fee invoice hereunder is based. Adviser shall pay each fee invoice within thirty (30) days after receipt thereof. Turner shall reconcile its calculation of the total market value of the Account used for purposes of calculating its fee hereunder with the report of the custodian/prime broker setting forth the custodian/prime broker’s calculation of such market value. If, as a result of such reconciliation, it is determined that Turner’s fee was based on an erroneous calculation of the market value of the Account, an appropriate adjustment shall be made in the fee to be billed for the following calendar quarter or upon termination of this Agreement, whichever occurs first.

6. Expenses. Turner will pay all expenses incurred in performing its investment advisory services under this Agreement, including compensation of and office space for officers and employees of Turner connected with management of the Account.

7. Liability. Turner shall not be liable for any loss incurred by the Client or the Account provided Turner has acted in good faith and with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent investor acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, nor shall Turner be responsible for any loss incurred by reason of any act or omission of any bank, broker, the custodian/prime broker or any administrator, trustee or other person or organization. Notwithstanding the foregoing, Client shall not be deemed to have waived any right which, under applicable law, cannot be waived.

8. Non-Exclusive Contract. The investment management services provided by Turner are not exclusive and Client and Adviser acknowledge that Turner may perform similar services for others. Turner will use its best efforts to allocate investment opportunities among its clients in an equitable manner. Further, Client and Adviser understands the investment action taken for Client and other clients of Turner may differ.

9. Voting of Portfolio Securities. Client shall use its best efforts to deliver to Turner all proxies received by it or by others on its behalf on a timely basis. Turner is authorized to vote on behalf of the Client any proxies received by Turner relating to securities held in the Account. Turner will follow the proxy voting policy set forth on Schedule “B” attached hereto and made a part hereof.

10. Representations. Turner represents that (i) it is duly registered with the Securities and Exchange Commission pursuant to the Advisers Act, as amended, (ii) it has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act, as amended and Rule 204A-1 under the Advisers Act, as amended, and will provide the Adviser and the Client with a copy of such code of ethics, together with evidence of its adoption and (iii) it will maintain an appropriate level of errors and omissions or professional liability insurance coverage for the duration of this Agreement. Client acknowledges receipt of a copy of Part 2A and 2B of Turner’s current Form ADV at least forty-eight (48) hours prior to execution of this Agreement. Adviser represents and confirms that the employment of Turner is authorized by the governing documents relating to the Account and that:

(i) this Agreement has been duly authorized by appropriate action and by duly authorized persons and when executed and delivered will be legally binding upon Client and Adviser in accordance with its terms; and

(ii) Adviser will deliver to Turner evidence of such authority as Turner may reasonably require, whether by way of a certified resolution or otherwise.

11. Non-Confidentiality of Performance Results. Client agrees that Turner may inform others that Client is a client of Turner and that Turner may provide others with composite performance results related to Client’s Account without disclosing the specific performance results of the Client’s Account, provided that any such disclosure shall be made in accordance with any portfolio holdings disclosure policy applicable to Client.

12. Applicable Law. This Agreement shall be governed by the laws of the State of New York, except to the extent preempted by federal law.

13. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements or contemporaneous or agreements with respect to such subject matter. This Agreement may not be modified or amended in any manner except by a written agreement signed by the parties hereto.

14. Notices. Any notice provided for or required hereunder shall be in writing and sent to the person and address indicated below or to such other person or address as the respective party may designate by notice hereunder.

15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of the same Agreement, but all of which together shall constitute one Agreement.

16. Commencement. Turner shall commence providing the services under this Agreement on April 1, 2013.

17. Termination. This Agreement shall remain in force for an initial term of two (2) years and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees of the

Client who are not interested persons, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Trustees or of a majority of the outstanding voting securities of the Account(s). The requirement that continuance of this Agreement be specifically approved at least annually shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. This Agreement may be terminated with respect to any Account at any time, without the payment of any penalty, by a vote of the majority of the Trustees of the Client, by the vote of a majority of the outstanding voting securities of such Account, or by the Adviser on sixty (60) days’ prior written notice to the Sub-Adviser, and the Adviser as appropriate. In addition, this Agreement may be terminated with respect to any Account by the Sub-Adviser upon sixty (60) days written notice to the Adviser. This Agreement will automatically terminate, without the payment of any penalty in the event the Investment Advisory Agreement between the Investment Adviser and the Client with respect to the Accounts t is assigned (as defined in the 1940 Act) or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

18. Amendment. Except to the extent permitted by the 1940 Act or the rules or regulations thereunder or pursuant to exemptive relief granted by the SEC, this Agreement may be amended by the parties with respect to any Account only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of such Account (unless such approval is not required by Section 15 of the 1940 Act as interpreted by the SEC or its staff or unless the SEC has granted an exemption from such approval requirement) and by the vote of a majority of the Trustees of the Client who are not interested persons, cast in person at a meeting called for the purpose of voting on such approval.

19. Assignment. The Sub-Adviser shall not assign this Agreement. Any assignment (as that term is defined in the 1940 Act) of this Agreement shall result in the automatic termination of this Agreement. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers or employees of the Sub-Adviser except as may be provided to the contrary in the 1940 Act or the rules or regulations thereunder.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement the day first above written.

FINANCIAL INVESTORS TRUST,		TURNER INVESTMENTS, L.P.
on behalf of Redmont Resolute Fund I and Redmont Resolute Fund II

By:	/s/ Kimberly R. Storms	By:	/s/ Brian F. McNally
Name: Kimberly R. Storms			Name: Brian F. McNally
Title: Treasurer			Title: General Counsel and CCO

Attest:		Attest:

By:	/s/ David T. Buhler		By: /s/ Thomas Trala, Jr.
	Authorized Officer		Authorized Officer

Designee for Notice:			Designee for Notice:

Financial Investors Trust			Turner Investments, L.P.
1290 Broadway, Suite 1100			1205 Westlakes Drive, Suite 100
Denver, CO 80203			Berwyn, PA 19312
Attn: Secretary			Attn: Brian F. McNally, Esq.

HIGHLAND ASSOCIATES, INC.

By:	/s/ William A. Terry
Name: William A. Terry
Title: Principal

Attest:

By:	/s/ Charles Perry

SCHEDULE A

INVESTMENT MANAGEMENT FEES

Annual fee as a percent of market value = 1.20%

SCHEDULE B

PROXY VOTING POLICY

TURNER INVESTMENTS, L.P.

TURNER INVESTMENT MANAGEMENT LLC

Proxy Voting Policy and Procedures

Turner Investments, L.P., as well as its investment advisory affiliate, Turner Investment Management LLC (collectively, “Turner”), act as fiduciaries in relation to their clients and the assets entrusted by them to their management. Where the assets placed in Turner’s care include shares of corporate stock, and except where the client has expressly reserved to itself or another party the duty to vote proxies, it is Turner’s duty as a fiduciary to vote all proxies relating to such shares.

Duties with Respect to Proxies:

Turner has an obligation to vote all proxies appurtenant to shares of corporate stock owned by its client accounts in the best interests of those clients. In voting these proxies, Turner may not be motivated by, or subordinate the client’s interests to, its own objectives or those of persons or parties unrelated to the client. Turner will exercise all appropriate and lawful care, skill, prudence and diligence in voting proxies, and shall vote all proxies relating to shares owned by its client accounts and received by Turner. Turner shall not be responsible, however, for voting proxies that it does not receive in sufficient time to respond.

Delegation to Proxy Voter Services:

In order to carry out its responsibilities in regard to voting proxies, Turner must track all shareholder meetings convened by companies whose shares are held in Turner client accounts, identify all issues presented to shareholders at such meetings, formulate a principled position on each such issue and ensure that proxies pertaining to all shares owned in client accounts are voted in accordance with such determinations.

Consistent with these duties, Turner has delegated certain aspects of the proxy voting process to Institutional Shareholder Services, and its Proxy Voter Services (PVS) subsidiary. PVS is a separate investment adviser registered under the Investment Advisers Act of 1940, as amended. Under an agreement entered into with Turner, PVS has agreed to vote proxies in accordance with recommendations developed by PVS and overseen by Turner, except in those instances where Turner has provided it with different direction.

PVS’s voting recommendations typically favor the interests of the shareholder/owner rather than a company’s management. Turner’s long-standing practice has been to follow voting guidelines of this type. Although Turner has not chosen PVS or its services for this reason, its engagement of PVS could be interpreted as helpful to maintaining or attracting clients or potential clients supportive of shareholder/owner rights. In this respect its engagement of PVS potentially presents a conflict of interest for Turner, which has a number of clients concerned with shareholder/owner rights, including but not limited to public plans and unions.

It should be emphasized that any client or potential client of Turner need not delegate the voting of proxies to Turner (and thus indirectly to PVS as overseen by Turner), and may instead direct its custodian or another party to undertake this responsibility. Alternatively, a client or potential client may direct Turner to vote following guidelines it selects rather than following the Turner selected PVS guidelines if its preference is to follow voting guidelines that typically favor the interests of company management. Turner will provide upon request a copy of the current proxy voting guidelines followed by PVS to assist you in this evaluation.

Review and Oversight:

Turner has reviewed the methods used by PVS to identify and track shareholder meetings called by publicly traded issuers throughout the United States and around the globe. Turner has satisfied itself that PVS operates a system reasonably designed to identify all such meetings and to provide Turner with timely notice of the date, time and place of such meetings. Turner has further reviewed the principles and procedures employed by PVS in making recommendations on voting proxies on each issue presented, and has satisfied itself that PVS’s recommendations are: (i) based upon an appropriate level of diligence and research, and (ii) designed to further the interests of shareholders and not serve other unrelated or improper interests. Turner, either directly or through its duly-constituted Proxy Committee, shall review its determinations as to PVS at least annually.

Notwithstanding its belief that PVS’s recommendations are consistent with the best interests of shareholders and appropriate to be implemented for Turner’s client accounts, Turner has the right and the ability to depart from a recommendation made by PVS as to a particular vote, slate of candidates or otherwise, and can direct PVS to vote all or a portion of the shares owned for client accounts in accordance with Turner’s preferences. PVS is bound to vote any such shares subject to that direction in strict accordance with all such instructions. Turner, through its Proxy Committee, reviews on a regular basis the overall shareholder meeting agenda, and seeks to identify shareholder votes that warrant further review based upon either (i) the total number of shares of a particular company stock that Turner holds for its clients accounts, or (ii) the particular subject matter of a shareholder vote, such as board independence or shareholders’ rights issues. In determining whether to depart from a PVS recommendation, the Turner Proxy Committee looks to its view of the best interests of shareholders, and provides direction to PVS only where in Turner’s view departing from the PVS recommendation appears to be in the best interests of Turner’s clients as shareholders. The Proxy Committee keeps minutes of its determinations in this regard.

The Turner Proxy Committee has only very infrequently departed from the PVS recommendation, and clients should expect that the PVS recommendation will be followed for the vast majority of votes.

Conflicts of Interest:

Turner stock is not publicly traded, and Turner is not otherwise affiliated with any issuer whose shares are available for purchase by client accounts. Further, no Turner affiliate currently provides brokerage, underwriting, insurance, banking or other financial services to issuers whose shares are available for purchase by client accounts.

Where a client of Turner is a publicly traded company in its own right, Turner may be restricted from acquiring that company’s securities for the client’s benefit. Further, while Turner believes that any particular proxy issues involving companies that engage Turner, either directly or through their pension committee or otherwise, to manage assets on their behalf, generally will not present conflict of interest dangers for the firm or its clients, in order to avoid even the appearance of a conflict of interest, the Proxy Committee will determine, by surveying the Firm’s employees or otherwise, whether Turner, an affiliate or any of their officers has a business, familial or personal relationship with a participant in a proxy contest, the issuer itself or the issuer’s pension plan, corporate directors or candidates for directorships. In the event that any such relationship is found to exist, the Proxy Committee will take appropriate steps to ensure that any such relationship (or other potential conflict of interest), does not influence Turner’s or the Committee’s decision to provide direction to PVS on a given vote or issue. Further to that end, Turner will adhere to all recommendations made by PVS in connection with all shares issued by such companies and held in Turner client accounts, and, absent extraordinary circumstances that will be documented in writing, will not subject any such proxy to special review by the Proxy Committee.

As discussed above, Turner’s selection of PVS may be considered a potential conflict of interest. Turner will in all instances seek to resolve any conflicts of interests that may arise prior to voting proxies or selecting a proxy voting agent/research provider in a manner that reflects the best interests of its clients.

Securities Lending:

Turner will generally not vote nor seek to recall in order to vote shares on loan in connection with client administered securities lending programs, unless it determines that a vote is particularly significant. Seeking to recall securities in order to vote them even in these limited circumstances may nevertheless not result in Turner voting the shares because the securities are unable to be recalled in time from the party with custody of the securities, or for other reasons beyond Turner’s control. Clients that participate in securities lending programs should expect that Turner will not frequently vote or seek to recall in order to vote shares that are on loan.

Obtaining Proxy Voting Information:

To obtain information on how Turner voted proxies or for a copy of current PVS guidelines, please contact:

Andrew Mark, Director of Operations and Technology Administration

c/o Turner Investments, L.P.

1205 Westlakes Drive, Suite 100

Berwyn, PA 19312

Recordkeeping:

Turner shall retain its (i) proxy voting policies and procedures; (ii) proxy statements received regarding client statements; (iii) records or votes it casts on behalf of clients; (iv) records of client requests for proxy voting information, and (v) any documents prepared by Turner that are material in making a proxy voting decision. Such records may be maintained with a third party, such as PVS, that will provide a copy of the documents promptly upon request.

Adopted: July 1, 2003

Last revised: June 15, 2009